EXHIBIT 99.2

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS

MR. ARTHUR DEL PRADO

as Pledgor

and

FINANCIAL INSTITUTION

as Pledgee

and

ABN AMRO BANK N.V.

as the Account Bank

DEED OF PLEDGE

OF SHARES

DEED OF PLEDGE OF SHARES

This deed of pledge is made on 28 May 2010 by and between:

1.	Mr. Arthur Del Prado, residing at Jan van Eycklaan 10, 3723 BC Bilthoven, The Netherlands as pledgor (the “Pledgor”);

2.

Financial Institution, organised under the laws of the United States as a National Banking Association having its main office at 1111 Polaris Parkway, Columbus, Ohio 43271, United States of America and registered as a branch in England & Wales branch No. BR000746, having its registered branch office at 125 London Wall, London EC2Y 5AJ, United Kingdom, as pledgee (the “Pledgee”); and

3.

ABN AMRO Bank N.V., a public company with limited liability (naamloze vennootschap) incorporated under Dutch law, having its seat (statutaire zetel) in Amsterdam, The Netherlands, and its registered office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands, and registered with the Dutch Commercial Register (Handelsregister) under number 34334259 (the “Account Bank”).

HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	Unless a contrary indication appears, capitalised terms not defined in this Deed (as defined below) shall have the same meaning given to such terms in the Put Option Transaction (as defined below).

1.1.2	In addition the following terms shall have the following meaning:

“Articles of Association” means the articles of association (statuten) of the Company as they currently stand and/or, as the case may be, as they may be amended from time to time.

“Company” means ASM International N.V., a public company with limited liability (naamloze vennootschap) incorporated under Dutch law, having its seat (statutaire zetel) in Almere, The Netherlands, and its registered office at Versterkerstraat 8, 1322AP Almere, The Netherlands, and registered with the Dutch Commercial Register (Handelsregister) under number 30037466.

“Deed” means this deed of pledge.

“Dividends” means cash dividends, distribution of reserves, repayments of capital and all other distributions and payments in any form which at any time during the existence of the right of pledge created hereby, become payable in respect of any one of the Shares.

“Enforcement Event” means any default (verzuim) in the proper performance of the Principal Obligations or any part thereof, provided that an Early Termination Date under the Put Option Transaction has been designated or occurred as a result of an Event of Default or Termination Event.

“Euronext” means Euronext Amsterdam by NYSE Euronext or any successor thereof.

“Pledged Account” means the securities and cash account with number XXXXX maintained by the Pledgor with the Account Bank (or such other account as agreed by the Pledgee from time to time).

“Principal Obligations” means all present and future obligations owed by the Pledgor to the Pledgee under or in connection with the Put Option Transaction (including, without limitation, any obligation of the Pledgor to pay an Early Termination Amount under the Put Option Transaction).

“Put Option Transaction” means the Confirmation of a Share Put Option Transaction dated the date hereof and made between Financial Institution and Mr. Arthur del Prado.

“Related Rights” means the Dividends, all present and future rights of the Pledgor to acquire shares in the capital of the Company arising out of or in connection with the Shares and all other present and future rights (including, without limitation, rights to request delivery or redelivery (uitlevering) of shares of the Company pursuant to the Dutch Securities Giro Act (Wet giraal effectenverkeer) arising out of or in connection with (i) the Shares, other than the Voting Rights and (ii) the Pledged Account.

“Security Assets” means the Shares and the Related Rights.

“Shares” means all co-ownership rights of the Pledgor in or through collective deposits within the meaning of the Dutch Securities Giro Act, in relation to ordinary shares ASM International N.V. (ISIN NL0000334118) from time to time credited to, and administered in, the Pledged Account.

“Voting Rights” means the voting rights in respect of any of the Shares.

1.2	Interpretation

Subject to any contrary indication, any reference in this Deed to a “Clause”, “Subclause” or “paragraph” shall be interpreted as a reference to a clause, sub-clause or paragraph hereof.

1.2.1	Continuing Security

Any references made in this Deed, the Put Option Transaction or to any agreement or document (under whatever name), shall, where applicable, be deemed to be references to the Put Option Transaction or such other agreement or document as the same may have been, or may at any time be, extended, prolonged, amended, restated, supplemented, renewed or novated, as persons may accede thereto as a party or withdraw therefrom as a party in part or in whole or be released thereunder in part or in whole, and as any options, advances or financial services are or may at any time be granted, extended, prolonged, increased, reduced, cancelled, withdrawn, amended, restated, supplemented, renewed or novated thereunder.

2.	UNDERTAKING TO PLEDGE

2.1	Undertaking to pledge

The Pledgor has agreed, or, as the case may be, hereby agrees with the Pledgee that the Pledgor shall grant to the Pledgee a right of pledge over the Security Assets as security for the payment of the Principal Obligations.

3.	PLEDGE

3.1	Pledge of Security Assets

To secure the payment of the Principal Obligations the Pledgor hereby grants to the Pledgee a first ranking right of pledge (eerste recht van pond) over the Security Assets, which right of pledge is hereby accepted by the Pledgee.

3.2	Registration

The Pledgee is entitled to present this Deed and any other document pursuant hereto for registration to any office, registrar or governmental body in any jurisdiction the Pledgee deems necessary or useful to protect its interests.

3.3	Related Rights

3.3.1

Only the Pledgee is entitled to receive and exercise the Related Rights pledged pursuant hereto and the Pledgor shall not be entitled to collect, transfer or otherwise dispose of the Related Rights expect with the prior written consent of the Pledgee or as provided for in Clause 3.3.2.

3.3.2

The Pledgee hereby authorises the Pledgor (as envisaged by Article 3:246 paragraph 4 of the Dutch Civil Code) to withdraw cash amounts standing to the credit of the Pledged Account representing cash Dividends provided that (i) any instruction to debit any such cash amount from the Pledged Account can only be given, and any such cash debit may only be made, if a cash Dividend has actually been declared and paid by the Company and credited to the Pledged Account (“Eligible Dividend Amount”) and (ii) such withdrawal or debit shall not exceed the Maximum Permitted Dividend Amount. “Maximum Permitted Dividend Amount” means in respect of a declared cash Dividend an amount equal to 7% of the closing price of a Share on the Exchange on the Business Day immediately preceding the related Ex-Dividend Date multiplied by the number of Shares held by the Pledgor at the time that the relevant cash Dividend was declared. The Pledgor and the Account Bank shall ensure that all Dividends from time to time to be paid or made by or on behalf of the Company in respect of any of the Shares shall directly be paid or credited to the Pledged Account. The Pledgor shall notify the Pledgee and the Account Bank of his intention to withdraw a cash amount standing to the credit of the Pledged Account representing cash Dividends at least two Business Days prior to the intended withdrawal date which notice shall contain (i) the proposed amount to be withdrawn and details of the components of the relevant Maximum Permitted Dividend Amount (it being understood that information in relation to the relevant closing price of the Shares shall be provided by the Pledgee to the Pledgor in accordance with the provisions of the Put Option Transaction) and (ii) a confirmation by the Pledgor that such withdrawal complies with the provisions of this Clause 3.3.2.

3.4	Designated Account

Upon the occurrence of an Enforcement Event, the Pledgee is authorised to notify the Account Bank that payment must henceforth be made in a designated bank account (the “Designated Account”) at the Pledgor’s expense. Alternatively, the Pledgee may require the Pledgor to notify the Account Bank that payment is to be made directly into such Designated Account.

3.5	Voting Rights

The Voting Rights attached to the Shares are not transferred to the Pledgee pursuant to this Deed.

4.	REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1	Representations and warranties

4.1.1	The Pledgor hereby represents and warrants to the Pledgee that the following is true and correct on the date hereof and on each date on which Security Assets are acquired by the Pledgor:

(a)	the Pledgor is entitled to pledge the Security Assets as envisaged hereby and no contractual restrictions exist which would prevent the Security Assets from being validly pledged pursuant hereto;

(b)

the right of pledge created hereby over the Security Assets is a first ranking right of pledge (pandrecht eerste in rang), the Security Assets have not been encumbered with limited rights (beperkte rechten) or otherwise and no attachment (beslag) on the Security Assets has been made;

(c)	the Security Assets have not been transferred, encumbered or attached in advance, nor has the Pledgor agreed to such a transfer or encumbrance in advance;

(d)	the Security Assets are and will remain subject to the Dutch Securities Giro Act (Wet giraal effectenverkeer);

(e)	the Pledgor has all rights to such Security Assets which are attributed to a joint participant (deelgenoot) within the meaning of the Dutch Securities Giro Act;

(f)	neither any share certificates (aandeelbewijzen) nor any depository receipts have been issued with respect to the shares of the Company; and

(g)	the Shares are listed (in notering opgenomen) on Euronext Amsterdam N.V. by NYSE Euronext.

4.1.2	Furthermore, the Pledgor hereby represents and warrants to the Pledgee that the following is true and correct on the date hereof:

(a)	the Shares relate to shares (aandeleri) of the Company which have been validly issued and fully paid and constitute approximately 0.39 per cent of the share capital of the Company; and

(b)

he is not in possession of any material non-public information or other insider information concerning the business, operations, key personnel or prospects of the Company or plans for any transaction or matter (including, without limitation, a takeover offer for the Company) in respect of the securities of the Company.

4.2	Covenants

The Pledgor hereby covenants that he will:

(a)	other than as explicitly permitted under the terms of the Put Option Transaction not release, settle or subordinate any Security Assets without the Pledgee’s prior written consent;

(b)

at his own expense execute all such documents, exercise any right, power or discretion exercisable, and perform and do all such acts and things as the Pledgee may reasonably request for creating, perfecting, protecting and/or enforcing the rights of pledge envisaged hereby;

(c)

not pledge, otherwise encumber or transfer any Shares, whether or not in advance, or permit to subsist any kind of encumbrance or otherwise dispose of the Shares other than as envisaged hereby or as explicitly permitted under the terms of the Put Option Transaction, or perform any act that may harm the rights of the Pledgee, or permit to subsist any kind of attachment over the Security Assets, other than with the Pledgee’s prior written consent;

(d)

immediately inform the Pledgee of any event or circumstance which may be of importance to the Pledgee for the preservation or exercise of the Pledgee’s rights pursuant hereto and provide the Pledgee, upon its written request, with any other information in relation to the Security Assets or the pledge thereof as the Pledgee may reasonably request from time to time;

(e)

immediately inform in writing persons such as a liquidator (curator) in bankruptcy (faillissemenf), an administrator (bewindvoerder) in a suspension of payment (surseance van betaling) or preliminary suspension of payment (voorlopige surseance van betaling) or in a debt reorganisation for natural persons (schuldsaneringsregeling natuurlijke personen) or any representative in respect of similar proceedings under any other applicable laws, or a person making an attachment (beslaglegger), of the existence of the rights of the Pledgee pursuant hereto; and

(f)

except as explicitly permitted under the terms of the Put Option Transaction, not vote on any of the Shares without the consent of the Pledgee in favour of a proposal to (i) dissolve the Company, (ii) apply for the bankruptcy (faillissement) or a suspension of payments (surseance van betaling) or preliminary suspension of payments (voorlopige surseance van betaling) of the Company or(iii) convert (omzetten), merge (fuseren) or demerge (splitsen) the Company.

5.	ENFORCEMENT

5.1

Any failure by the Pledgor to satisfy the Principal Obligations when due (including, without limitation, any failure by the Pledgor to pay any Early Termination Amount immediately when due and payable under the Put Option Transaction) shall constitute a default (verzuim) in the performance of the Principal Obligations, without any reminder letter (sommatie) or notice of default (ingebrekestelling) being required.

5.2	Upon the occurrence of an Enforcement Event, the Pledgee may enforce its rights of pledge and take recourse against the proceeds of enforcement.

5.3

The Pledgor shall not be entitled to request the court to determine that the Security Assets pledged pursuant hereto shall be sold in a manner deviating from the provisions of Article 3:250 of the Dutch Civil Code.

5.4

The Pledgee shall not be obliged to give notice to the Pledgor of any intention to sell the pledged Security Assets (as provided in Article 3:249 of the Dutch Civil Code) or, if applicable, of the fact that it has sold the same Security Assets (as provided in Article 3:252 of the Dutch Civil Code).

5.5

All monies received or realised by the Pledgee in connection with the Security Assets shall be applied by the Pledgee in accordance with the relevant provisions of the Put Option Transaction, subject to the mandatory provisions of Dutch law on enforcement (uitwinning).

6.	MISCELLANEOUS PROVISIONS

6.1	Waivers

To the fullest extent allowed by applicable law, the Pledgor waives any right it may have of first requiring the Pledgee to proceed against or claim payment from any other person or enforce any guarantee or security granted by any other person before exercising its rights pursuant hereto.

6.2	Unenforceability

The Pledgor and the Pledgee hereby agree that they will negotiate in good faith to replace any provision hereof that may be held unenforceable with a provision that is enforceable and which is as similar as possible in substance to the unenforceable provision.

6.3	Power of attorney

The Pledgor hereby grants an irrevocable power of attorney to the Pledgee, upon the occurrence of an Enforcement Event, to act in its name and on its behalf, authorising the Pledgee to execute all such documents and to perform and do all such acts and things as the Pledgee may deem necessary or useful in order to have the full benefit of the rights granted or to be granted to the Pledgee pursuant hereto, including (i) the exercise of any ancillary rights (nevenrechten) as well as any other rights it has in relation to the Security Assets and (ii) the performance of any obligations of the Pledgor hereunder, which authorisation permits the Pledgee to act or also act as the Pledgor’s counterparty within the meaning of Article 3:68 of the Dutch Civil Code.

6.4	Costs

All risks, taxes, fees, costs, charges and other expenses due or incurred in respect of or in connection with any of the Security Assets and/or the pledge thereof shall be exclusively for the account of the Pledgor. All costs, charges and other expenses incurred by the Pledgee in the lawful exercise of the powers conferred upon it pursuant hereto (including any enforcement measure), or in relation to the negotiation, preparation, execution and administration of this Deed, as well as in connection with any variation, amendment or supplement to the terms of this Deed, and any costs, charges and other expenses incurred by the Pledgee in connection with any consent or waiver, shall be payable by the Pledgor to the Pledgee on first demand.

7.	TRANSFER

7.1	Power to transfer

The Pledgee is entitled to transfer all or part of its rights and/or obligations pursuant hereto to any transferee of any of the Pledgee’s rights and/or obligations under the Put Option Transaction as permitted under, or consented to by the Pledgor in accordance with, the terms of the Put Option Transaction, and the Pledgor hereby in advance gives its irrevocable consent to, and hereby in advance irrevocably co-operates with, any such transfer of all or part of the Pledgee’s rights and/or obligations pursuant hereto (within the meaning of Articles 6:156 and 6:159 of the Dutch Civil Code).

7.2	Transfer of information

The Pledgee is entitled to impart any information concerning the Pledgor and/or the Security Assets to any transferee or proposed transferee referred to in Clause 7.1.

8.	TERMINATION

8.1	Termination of pledge

Unless terminated by operation of law, the Pledgee’s rights of pledge created pursuant hereto shall be in full force and effect vis-a-vis the Pledgor until they shall have terminated, in part or in whole, as described in Sub-clause 8.2 (Termination by notice (opzegging) and waiver (afstand)) below.

8.2	Termination by notice (opzegging) and waiver (afstand)

The Pledgee will be entitled to terminate by notice (opzegging), in part or in whole, the rights of pledge created pursuant hereto in respect of all or part of the Security Assets and/or all or part of the Principal Obligations. If and insofar as the purported effect of any such termination requires a waiver (afstand van recht) by the Pledgee, the Pledgor hereby in advance agrees to such waiver.

9.	GOVERNING LAW AND JURISDICTION

9.1	Governing law

This Deed is governed by and shall be interpreted in accordance with Dutch law.

9.2	Jurisdiction

Any disputes arising from or in connection with this Deed shall be submitted in first instance to the competent court in Amsterdam, The Netherlands, without prejudice to the Pledgee’s right to submit any disputes to any other competent court in The Netherlands or in any other jurisdiction.

9.3	Power of attorney

If a party to this Deed is represented by an attorney or attorneys in connection with the execution of this Deed or any agreement or document pursuant hereto and the relevant power of attorney is expressed to be governed by Dutch law, such choice of law is hereby accepted by each other party, in accordance with Article 14 Hague Convention on the Law Applicable to Agency of the fourteenth day of March nineteen hundred and seventy-eight.

10.	THE ACCOUNT BANK

The Account Bank:

(a)	confirms that it has been notified of the right of pledge created over the Security Assets;

(b)

represents and warrants that it does not have a first ranking right of pledge (eerste recht van pand) over the Security Assets and to the extent that it has any right of pledge over, or any right of set-off or combination in respect of, the Security Assets pursuant to its general terms and conditions or otherwise, hereby releases any such rights;

(c)

represents and warrants that it will administrate the Shares in accordance with the terms of the Dutch Securities Giro Act and that it will administrate the right of pledge created pursuant hereto in its books and records in accordance with the Dutch Securities Giro Act;

(d)	represents and warrants that it is a participating institution (aangesloten instelling) within the meaning of the Dutch Securities Giro Act;

(e)

represents and warrants that the Shares are eligible for delivery under the Dutch Securities Giro Act and that it holds the Shares in its account with Euroclear Nederland or otherwise in conformity with the Dutch Securities Giro Act;

(f)

acknowledges the provisions of Clause 3.3 (Related Rights) and Clause 3.4 (Designated Account) and, except with the prior written consent of the Pledgee, agrees with the Pledgee and the Pledgor that it shall not comply with or execute any instruction or notice from the Pledgor in respect of the Shares, the Related Rights or the Pledged Account unless such instruction relates to the withdrawal of cash Dividends from the Pledged Account and is in compliance with Clause 3.3.2. The Account Bank is under no obligation to make any inquiry as to the validity of any notice or instruction from the Pledgee pursuant to Clause 3.3 (Related Rights), Clause 3.4 (Designated Account) or otherwise; and

(g)

when acting in accordance with the provisions of Clause 10(f), shall not be liable towards either the Pledgor or the Pledgee for the debiting of the Pledged Account, and each of the Pledgor and the Pledgee hereby irrevocably waives (doet afstand van) any rights which it may have to hold the Account Bank liable for any such debiting, save in the event of the Account Bank’s gross neglicence (grove schuld) or wilful misconduct (opzet).

This Deed has been entered into on the date stated at the beginning of this Deed.

Pledgor

Mr. ARTHUR DEL PRADO

/s/ Arthur del Prado

Pledgee

FINANCIAL INSTITUTION

By:	/s/ Maarten Petermann

Account Bank

ABN AMBO BANK N.V.

By:	/s/ De heer J. van Solkema